Exhibit 99.2

Q2 2013 Investor Update
August 8, 2013

Intersections Corporate Overview
Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” These forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to revise or update any forward-looking statements.

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Fast Facts

Quarterly Comparison
$100
$80
$60
$40
$20
$0
Q1 Revenue
Q2 Revenue
Q1 Adjusted EBITDA
Q2 Adjusted EBITDA
2012
2013

INTERSECTIONS INC.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer identity risk management services. Intersections provides various levels of service to more than 7.0 million consumers.  Those services are offered through North America's leading financial institutions and directly to consumers under Intersections’ award
-winning IDENTITY GUARD® brand. Since 1996, Intersections has protected the identities of more than 36 million consumers.
Founded:	1996
NASDAQ Symbol:	INTX
Headquarters:	Chantilly, VA
Employees:	~ 750
Consumers Protected To Date:	More than 36 million

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
Consumer totals include both subscribers and non-subscriber customers noted in our 10-Q and 10-K filings with the SEC.
Revenue and Adjusted EBITDA
*Consolidated Adjusted EBITDA from continuing operations before share related compensation and non cash asset impairment charges. Excludes non-cash share based compensation and cash dividend equivalent payments.

Q2 2013 Consolidated Operating Results
► Revenue for the 2nd Quarter of 2013 was $80.8 million, a decrease of 8 percent compared to $87.5 million reported for the 2nd Quarter of 2012.
► Adjusted EBITDA before share related compensation for the 2nd Quarter of
 2013 was $8.8 million, a decrease of 46 percent compared to $16.4 million for the 2nd Quarter of 2012.*
► Net Income for the 2nd Quarter of 2013 was $1.6 million, compared to $6.2 million in the 2nd Quarter of 2012.
► Intersections generated $8.4 million in cash flow from operations in Q2 2013 and $12.2 million for the six months ended June 30, 2013.
 o We ended Q2 2013 with $20.6 million in cash and equivalents and no borrowings under our credit facility of $30 million.
*Consolidated adjusted EBITDA before share related compensation and non-cash asset impairment charges. Excludes non-
  cash share based compensation and cash dividend equivalent payments.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

2013 Investor Relations Updates
► Our Board declared an ordinary quarterly cash dividend of $0.20 per share of common stock payable on September 6, 2013 to shareholders of record as of
 August 26, 2013.
 o This is our 13th consecutive ordinary quarterly cash dividend.
 o Based on the closing price on August 7, 2013 of $9.90 per share, our quarterly cash dividend represents an effective annual dividend yield of
 8.1%
► We have approximately $18 million remaining in authorization from our Board of Directors for future share repurchases. No shares were purchased in Q2 of
 2013.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Our Strategy in a Changing World

► Preserve and optimize the value of the core endorsed partner business
 o Make necessary investments to keep pace with increasing regulatory expectations
 o Shift focus with major financial institutions to embedded vs. marketed products
 o Develop new opportunities with non-banking endorsed partners
 o Re-engineer operations and our technology systems to enhance platform capabilities to support faster client launches, new product introductions and increased scalability
► Shift resources towards Consumer Direct
 o Increase marketing investments and media spend to drive meaningful revenue and profit growth with our IDENTITY GUARD® brand product suite
 o Maintain product leadership and develop the next generation of identity theft and privacy protection products
 o Reduce product costs and simplify marketing messages while also enhancing the customer experience
► Diversify sources of cash flow and value
 o Launched Intersections Business Intelligence Services (IBIS), a new SaaS based market intelligence solution for retailers and brand owners
 o Revenue in our Bail Bonds Industry Solutions’ segment increased by over 50 percent and loss from operations narrowed in the 2nd Quarter of 2013 compared to the same quarter last year.
 o Initial engineering tests for our new non identity theft monitoring business line continue to show promise
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Confirming Guidance for 2013

► FY 2013 Guidance:
 o Revenue will be on the high-end of our guidance of between $300 million to $315 million.
 o Adjusted EBITDA* will be on the low-end of our guidance of between $29.3 million and $35.2 million.
► Primary factors include:
 o Decrease in revenue and earnings from major financial institution partners
 o An increase in marketing and media expense in our consumer direct business
 o A loss from operations of approx. $10 million to develop new businesses and products
► Our plans for 2013 assume continued ordinary quarterly cash dividends of $0.20 per share
 o Actual declarations are discretionary by the Board of Directors each quarter
► Our guidance is subject to substantial uncertainty, including:
 o Changes in the financial institution business and regulatory environment
 o Adjustments in incremental investments in our Identity Guard® business and other diversified businesses
 o Risks identified in our securities filings
* Consolidated adjusted EBITDA before share related compensation and non-cash asset impairment charges. Excludes non-
 cash share based compensation and cash dividend equivalent payments.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
NASDAQ : INTX
Investor Relations
Eric S. Miller
Senior Vice President
Corporate Finance and Investor Relations
IR@intersections.com
Tel: 703.488.6100